UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 25, 2025

Talen Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37388	47-1197305
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
2929 Allen Pkwy, Suite 2200
Houston, TX 77019
(Address of principal executive offices) (Zip Code)
(888) 211-6011
(Registrant’s telephone number, including area code)
Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	TLN	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note
As previously announced on July 17, 2025, Talen Energy Corporation (the “Company”), through its wholly owned subsidiary, Talen Generation, LLC (“Talen Generation”), entered into two purchase and sale agreements (collectively, the “Purchase Agreements”) with affiliates of Caithness Energy, L.L.C., pursuant to which Talen Generation agreed to purchase the (i) Freedom Generating Station, a 1,045 MW (summer rating) natural gas fired combined cycle generation plant located in Luzerne County, Pennsylvania, for $1.46 billion in cash (the “Freedom Acquisition”) and (ii) Guernsey Power Station, a 1,836 MW (summer rating) natural gas fired combined cycle generation plant located in Guernsey County, Ohio, for $2.33 billion in cash (the “Guernsey Acquisition” and together with the Freedom Acquisition, the “Acquisitions”), in each case as adjusted in accordance with the applicable Purchase Agreement.
On November 25, 2025 (the “Closing Date”), the Company consummated the Acquisitions and related transactions pursuant to the Purchase Agreements (the “Closing”).
Item 1.01.     Entry into a Material Definitive Agreement.
The information set forth under the Introductory Note of this Current Report on Form 8-K (this “Report”) is incorporated into this Item 1.01 by reference.
Credit Agreement Amendment
On the Closing Date, Talen Energy Supply, LLC (“TES”), a direct wholly owned subsidiary of the Company, entered into Amendment No. 5 to the Credit Agreement, by and among TES, as borrower, the subsidiary guarantors party thereto, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent (the “Fifth Amendment to Credit Agreement”) which amends that certain Credit Agreement, dated as of May 17, 2023, by and among TES, as borrower, Citibank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto (as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Amended Credit Agreement”).
The Fifth Amendment to Credit Agreement (i) increases the existing revolving credit facility (including its revolving letter of credit capacity) (the “RCF”) from $700 million to $900 million; (ii) upsizes its existing $900 million stand-alone letter of credit facility (the “Stand-Alone L/C Facility”) to $1.1 billion; (iii) extends the maturity of the Stand-Alone L/C Facility from December 2026 to December 2027 and (iv) provides for the New Term Loan B Facility (as defined and further discussed below). The revolving commitments under the RCF will be available for working capital, capital expenditures and general corporate purposes and the letter of credit commitments will be available to support the issuance of letters of credit.
New Term Loan B Facility
As previously announced on October 9, 2025, TES successfully priced and allocated a new $1.2 billion senior secured term loan B facility (the “New Term Loan B Facility”), which constitutes a new tranche of term loans separate from TES’s existing senior secured term loan B’s due May 2030 and December 2031 (collectively, the “Existing Term Loans”) under the Amended Credit Agreement. The applicable interest rate for the New Term Loan B Facility is the Secured Overnight Financing Rate plus 200 basis points and is subject to two leverage-based step downs as further described in the Amended Credit Agreement. The New Term Loan B Facility has a maturity date of November 25, 2032 and is subject to the same representations and warranties, guarantees, affirmative covenants, negative covenants and customary events of default as the Existing Term Loans.
In connection with the Closing, on the Closing Date, TES drew the New Term Loan B Facility in full and used the net proceeds thereof, along with the $2.65 billion total net proceeds from the previously announced private offerings of the 2034 Notes and the 2036 Notes (each as defined below) (the “Offerings”), to fund the purchase price of the Acquisitions and related transactions associated with the Closing as further provided under the Fifth Amendment to Credit Agreement.
This description of the Fifth Amendment to Credit Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Fifth Amendment to Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Report and is incorporated into this Item 1.01 by reference.

First Supplemental Indentures (Senior Notes due 2034 and 2036)
In connection with the Closing, on the Closing Date, the Acquired Entities (as defined below) entered into (i) the first supplemental indenture (the “2034 First Supplemental Indenture”) to the indenture, dated as of October 27, 2025, among TES, the subsidiary guarantors party thereto and Citibank, N.A., as trustee, governing the 6.250% Senior Notes due 2034 (the “2034 Notes”) issued by TES (the “2034 Indenture”) and (ii) the first supplemental indenture (the “2036 First Supplemental Indenture”) to the indenture, dated as of October 27, 2025, among TES, the subsidiary guarantors party thereto and Citibank, N.A., as trustee, governing the 6.500% Senior Notes due 2036 (the “2036 Notes”) issued by TES (the “2036 Indenture”). Pursuant to each of the 2034 First Supplemental Indenture and the 2036 First Supplemental Indenture, the Acquired Entities agreed to unconditionally guarantee all of TES’s obligations under each of the 2034 Indenture and the 2036 Indenture, respectively.
The foregoing description of each of the 2034 First Supplemental Indenture and the 2036 First Supplemental Indenture is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2034 First Supplemental Indenture and the 2036 First Supplemental Indenture, copies of which are attached hereto as Exhibit 4.1 and Exhibit 4.2 to this Report, and are incorporated into this Item 1.01 by reference.
Fifth Supplemental Indenture (Senior Secured Notes due 2030)
In connection with the Closing, on the Closing Date, the Acquired Entities entered into the fifth supplemental indenture (the “2030 Fifth Supplemental Indenture”) to the indenture, dated as of May 12, 2023, as supplemented by the first supplemental indenture, dated as of May 17, 2023, the second supplemental indenture, dated as of October 6, 2023, the third supplemental indenture, dated as of June 22, 2024, and the fourth supplemental indenture, dated as of January 13, 2025, each among TES, the subsidiary guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee, governing the 8.625% Senior Secured Notes due 2030 issued by TES (the “2030 Indenture”). Pursuant to the 2030 Fifth Supplemental Indenture, the Acquired Entities agreed to unconditionally guarantee all of TES’s obligations under the 2030 Indenture.
The foregoing description of the 2030 Fifth Supplemental Indenture is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2030 Fifth Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.3 to this Report and is incorporated into this Item 1.01 by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
The disclosure set forth under the Introductory Note of this Report is incorporated into this Item 2.01 by reference.
On the Closing Date, the Company, through Talen Generation, consummated the Acquisitions pursuant to the Purchase Agreements and acquired all of the issued and outstanding membership interests in (i) Moxie Freedom LLC, a Delaware limited liability company and (ii) Guernsey Power Holdings, LLC, a Delaware limited liability company (which owns 100% of the membership interests in Guernsey Power Station LLC, a Delaware limited liability company) (collectively, the “Acquired Entities”).
Pursuant to the Purchase Agreements, the Company paid approximately $1.5 billion in connection with the Freedom Acquisition and approximately $2.3 billion in connection with the Guernsey Acquisition. The purchase price for each Acquisition is subject to certain post-closing adjustments for net working capital and other customary items, as further set forth in each Purchase Agreement. The Acquisitions were funded with the proceeds from the Offerings and the New Term Loan B Facility.
The summary description of the terms of each Purchase Agreement, including the description of the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by reference to the full text of each Purchase Agreement. Copies of the Purchase Agreements were attached as Exhibit 2.1 and Exhibit 2.2 to the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2025, filed with the U.S. Securities and Exchange Commission on August 7, 2025, and is incorporated into this Report and this Item 2.01 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided under Item 1.01 of this Report regarding the Amended Credit Agreement and New Term Loan B Facility is incorporated into this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure.
On November 25, 2025, the Company issued a press release announcing the Closing. A copy of the press release is attached hereto as Exhibit 99.1 to this Report and is incorporated into this Item 7.01 by reference.
The information provided under this Item 7.01 and in Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1934, as amended or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses or Funds Acquired.
To be filed by amendment not later than 71 calendar days after the date this Report is required to be filed.
(b) Pro Forma Financial Information.
To be filed by amendment not later than 71 calendar days after the date this Report is required to be filed.
(d) Exhibits.

Exhibit No.	Description.
4.1
First Supplemental Indenture, dated November 25, 2025, by and among Talen Energy Supply, LLC, as Issuer, the subsidiary guarantors party thereto, and Citibank, N.A., as trustee (relating to the 6.250% Senior Notes due 2034).

4.2
First Supplemental Indenture, dated November 25, 2025, by and among Talen Energy Supply, LLC, as Issuer, the subsidiary guarantors party thereto, and Citibank, N.A., as trustee (relating to the 6.500% Senior Notes due 2036).

4.3
Fifth Supplemental Indenture, dated November 25, 2025, by and among Talen Energy Supply, LLC, as Issuer, the subsidiary guarantors listed therein, and Wilmington Savings Fund Society, FSB, as trustee (relating to the 8.625% Senior Secured Notes due 2030).

10.1
Amendment No. 5 to Credit Agreement, dated as of November 25, 2025, by and among Talen Energy Supply, LLC as Borrower, the subsidiary guarantors party thereto, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent.

99.1	Press Release dated November 25, 2025.
104	Cover Page Interactive Data File (cover page XBRL tags embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEN ENERGY CORPORATION
Date:	November 25, 2025	By:	/s/ Terry L. Nutt
		Name:	Terry L. Nutt
		Title:	Chief Financial Officer
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